                                                                    Exhibit 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the use of our report dated May 24, 2005 included in this Form SB-2/A amendment no. 1 registration statement of Relationserve Media, Inc., covering the registration of up to 40,654,980 shares of common stock, warrants granting rights to purchase up to 13,682,911 shares of common stock, debentures granting rights to purchase up to 37,862,500 shares of common stock and options granting rights to purchase up to 600,000 shares of common stock, and to all references to our Firm included in this registration statement.

                                      McKEAN, PAUL, CHRYCY, FLETCHER & CO.

                                      Miami, Florida,
                                      April 28, 2006.